Exhibit 99.1

MarketAxess Appoints Ilene Fiszel Bieler as Chief Financial Officer

NEW YORK | February 26, 2024 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced the appointment of Ilene Fiszel Bieler as Chief Financial Officer. Ms. Fiszel Bieler is currently expected to start with MarketAxess on or about May 22, 2024. Ms. Fiszel Bieler replaces Christopher Gerosa, who left the Company on January 31, 2024.

Chris Concannon, CEO of MarketAxess, commented, “Ilene’s diverse financial services background and unique operational experience will be instrumental to our continued growth. The Board, along with Executive Chairman Rick McVey, and I all look forward to her partnership and leadership of the finance organization at MarketAxess.”

Ms. Fiszel Bieler most recently served as Executive Vice President, Chief Operating Officer of State Street Global Markets and Global Credit Finance and as Global Head of Investor Relations of State Street. Prior to her time there, Ms. Fiszel Bieler served in various positions, including as Head of Investor Relations and Strategy for the Americas at Barclays plc and Head of Fixed Income Investor and Rating Agency Relations at Citigroup Inc. Ms. Fiszel Bieler holds a B.A. from the University of Arizona and a Master of Urban Planning from New York University.

“MarketAxess is an S&P500 company with a remarkable history of over two decades of innovation and leadership in the fixed-income space,” said Ms. Fiszel Bieler. “I’m excited to be joining Chris and the team at a time when industry demand for technology and efficiency has never been higher, and there is so much potential for further transformation across the global fixed-income markets.”

Ms. Fiszel Bieler will be based in New York and report to CEO Chris Concannon.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com